EXHIBIT 12.00

PANDA GLOBAL HOLDINGS, INC. AND SUBSIDIARIES

RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in Thousands)

                                                             YEAR ENDED DECEMBER 31,
                                            ------------------------------------------------------------
                                              1995         1996         1997         1998         1999
                                            --------     --------     --------     --------     --------
Income (loss) before minority interest,
    income taxes and extraordinary items    $  2,316     $ (8,916)    $(32,468)    $(26,903)    $ 72,782

Interest expense .......................      11,716       19,414       55,329       57,199       50,997
Amortization of debt issue costs .......         554          494        1,418        1,656        1,646
Capitalized interest ...................       5,793       11,055        2,057        7,344       13,641
                                            --------     --------     --------     --------     --------
   Total fixed charges .................      18,063       30,963       58,804       66,199       66,284

Earnings before fixed charges ..........      14,586       10,992       24,279       31,952      125,425

Ratio of earnings to fixed charges .....        0.81         0.36         0.41         0.48         1.89

Deficiency in coverage of fixed charges     $ (3,477)    $(19,971)    $(34,525)    $(34,247)    $      -